     As filed with the Securities and Exchange Commission on March 26, 2003

                                               Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                PERCEPTRON, INC.
             (Exact name of registrant as specified in its charter)

             Michigan                                   38-2381442
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

                  47827 Halyard Drive, Plymouth, Michigan 48170
                                 (734) 414-6100
              (Address and Zip Code of Principal Executive Office)

                                Perceptron, Inc.
                             1992 Stock Option Plan
                            (Full Title of the Plan)

           John J. Garber, Vice President and Chief Financial Officer
                                Perceptron, Inc.
                  47827 Halyard Drive, Plymouth, Michigan 48170
                     (Name and Address of Agent for Service)

                                 (734) 414-6100
          (Telephone Number, Including Area Code, of Agent for Service)

                        Copies of all communications to:

                             THOMAS S. VAUGHN, ESQ.
                               Dykema Gossett PLLC
                             400 Renaissance Center
                          Detroit, Michigan 48243-1668
                                 (313) 568-6524

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Title of Each Class of                             Proposed Maximum       Proposed Maximum
   Securities To Be          Amount to be         Offering Price Per     Aggregate Offering           Amount of
      Registered              Registered                Share*                 Price**            Registration Fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
     Common Stock          400,000 shares**             $2.38                $952,000                $77.02
    $.01 par value
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

* Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices on the Nasdaq Stock Market on March 24, 2003, in accordance with Rule 457(h).
** The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions. This Registration Statement shall cover any such additional shares in accordance with Rule 416(a).

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Perceptron, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") are incorporated herein by reference:

         The contents of Registration Statement on Form S-8, file No. 33-63664, filed on June 1, 1993, registering 142,857 shares of Common Stock of the Company, par value $.01 per share, to be issued pursuant to the Company's 1992 Stock Option Plan, the contents of Registration Statement on Form S-8, file No. 33-85656, filed on October 25, 1994, registering 850,000 shares of Common Stock of the Company, par value $.01 per share, to be issued pursuant to the Company's 1992 Stock Option Plan, the contents of Registration Statement on Form S-8, file No. 33-00446, filed on January 22, 1996, registering 75,000 shares of Common Stock of the Company, par value $.01 per share, to be issued pursuant to the Company's 1992 Stock Option Plan, the contents of Registration Statement on Form S-8, file No. 333-65001, filed on September 30, 1998, registering 558,357 shares of Common Stock of the Company, par value $.01 per share, to be issued pursuant to the Company's 1992 Stock Option Plan and the contents of Registration Statement on Form S-8, file No. 333-92645, filed on December 13, 1999, registering 300,000 shares of Common Stock of the Company, par value $.01 per share, to be issued pursuant to the Company's 1992 Stock Option Plan.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Michigan Business Corporation Act

         The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

         The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

         The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors' and officers' liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

         Articles of Incorporation of the Registrant

         The Company's Restated Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. As a result of the inclusion of such provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

         The Company's Amended and Restated Bylaws generally require the Company to indemnify officers and directors to the fullest extent legally possible under the MBCA. In addition, the Amended and Restated Bylaws require the Company to indemnify any person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, to the same degree as the foregoing indemnification of directors and officers. The Company's Amended and Restated Bylaws further provide for the advancement of litigation expenses at the request of a director or officer under certain circumstances. Directors and officers are entitled to bring suit against the Company for failure to make a requested indemnification and the Company has the burden of proof to show such indemnification to be improper.

Item 8. EXHIBITS

         The following exhibits are filed with this registration statement:

         4.1 Articles IV, V and VI of the Company's Restated Articles of Incorporation are incorporated herein by reference to Exhibit 3.1 of the Company's Report on Form 10-Q for the Quarter Ended March 31, 1998.

         4.2 Articles I, II, III, VI, VII, X and XI of the Company's Amended and Restated Bylaws are incorporated herein by reference to Exhibit 3.2 of the Company's Form S-8 Registration Statement No. 333-55164 filed February 7, 2001.

         4.3 Credit Agreement, dated October 24, 2002, between Perceptron, Inc. and Comerica Bank is incorporated by reference to Exhibit 4.7 of the Company's Report on Form 10-Q for the Quarter Ended September 30, 2002.

                           Other instruments, notes or extracts from agreements defining the rights of holders of long-term debt of the Company or its subsidiaries have not been filed because (i) in each case the total amount of long-term debt permitted thereunder does not exceed 10% of the Company's consolidated assets, and (ii) the Company hereby agrees that it will furnish such instruments, notes and extracts to the Securities and Exchange Commission upon its request.

         4.4 Form of certificate representing Rights (included as Exhibit B to the Rights Agreement filed as Exhibit 4.5) is incorporated herein by reference to Exhibit 2 of the Company's

                           Report on Form 8-K filed March 24, 1998. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the earlier of (i) the tenth business day after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the close of business on the Record Date) (or, if such Shares Acquisition Date results from the consummation of a Permitted Offer, such later date as may be determined before the Distribution Date, by action of the Board of Directors, with the concurrence of a majority of the Continuing Directors), or (ii) the tenth business day (or such later date as may be determined by the Board of Directors, with the concurrence of a majority of the Continuing Directors, prior to such time as any person becomes an Acquiring Person) after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any person or group of affiliated or associated persons (other than the Company or certain entities affiliated with or associated with the Company), other than a tender or exchange offer that is determined before the Distribution Date to be a Permitted Offer, if, upon consummation thereof, such person or group of affiliated or associated persons would be the beneficial owner of 15% or more of such outstanding shares of Common Stock.

         4.5 Rights Agreement, dated as of March 24, 1998, between Perceptron, Inc. and American Stock Transfer & Trust Company, as Rights Agent, is incorporated herein by reference to Exhibit 2 of the Company's Report on Form 8-K filed March 24, 1998.

         5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

         23.1              Consent of Grant Thornton, LLP

         23.2              Consent of PricewaterhouseCoopers LLP.

         23.3              Consent of Dykema Gossett PLLC (contained in Exhibit
                           5).

         24.1              Power of Attorney (see "Signatures")

         99.1 Amended and Restated Perceptron, Inc. 1992 Stock Option Plan is incorporated herein by reference to
                           Exhibit 10.53 to the Company's Report on Form 10-Q for the Quarter Ended September 30, 1996.

         99.2 First Amendment to the Amended and Restated Perceptron, Inc. 1992 Stock Option Plan is incorporated herein by reference to Exhibit 10.39 to the Company's Report on Form 10-Q for the Quarter Ended March 31, 1997.

         99.3 Second Amendment to Amended and Restated 1992 Stock Option Plan is incorporated by reference to Exhibit
                           10.26 of the Company's Report on Form 10-Q for the Quarter Ended March 31, 1999.

         99.4 Third Amendment to Amended and Restated 1992 Stock Option Plan is incorporated by reference to Exhibit
                           10.35 of the Company's Report on Form 10-K for the Fiscal Year Ended June 30, 2001.

         99.5 Fourth Amendment to Amended and Restated 1992 Stock Option Plan is incorporated by reference to Exhibit
                           10.37 of the Company's Report on Form 10-K for the Fiscal Year Ended June 30, 2002.

         99.6 Forms of Stock Option Agreements under 1992 Stock Option Plan, (Team Members and Officers) prior to February 9, 1995, are incorporated herein by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1993.

         99.7 Forms of Master Amendments to Stock Option Agreements (Team Members and Officers) under 1992 Stock Option Plan, prior to February 9, 1995 are incorporated herein by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1994.

         99.8 Forms of Incentive Stock Option Agreements (Team Members and Officers) under 1992 Stock Option Plan after February 9, 1995 are incorporated herein by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1994.

         99.9 Forms of Incentive Stock Option Agreements (Team Members and Officers) and Non-Qualified Stock Option Agreements under 1992 Stock Option Plan after January 1, 1997, and Amendments to existing Stock Option Agreements under the 1992 Stock Option Plan are incorporated herein by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1996.

         99.10 Forms of Incentive Stock Option Agreements (Officers) and Non-Qualified Stock Option Agreements (Officers) under 1992 Stock Option Plan after September 1, 1998 are incorporated by reference to Exhibit 10.25 of the Company's Report on Form 10-K for the Year Ended December 31, 1998.

         99.11 Forms of Incentive Stock Option Agreements (Officers) and Non-Qualified Stock Option Agreements (Officers) under 1992 Stock Option Plan after September 1, 1999 are incorporated by reference to Exhibit 10.30 of the Company's Report on Form 10-Q for the Quarter Ended September 30, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan on March 24, 2003.

                                    PERCEPTRON, INC.

                                    By:   /s/ A. A. Pease
                                       -----------------------------------------
                                          Alfred A. Pease
                                    Its:  President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the undersigned whose signature appears below hereby constitutes and appoints Alfred A. Pease, John J. Garber or Thomas S. Vaughn, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the indicated capacities as of March 24, 2003.

         Signature                                                              Title
         ---------                                                              -----
/s/ A. A. Pease                                               President, Chief Executive Officer, Chairman of the
------------------------------------                          Board and Director (Principal Executive Officer)
Alfred A. Pease

/s/ John J. Garber                                            Vice President and Chief Financial Officer
------------------------------------                          (Principal Financial Officer)
John J. Garber

/s/ Sylvia M. Smith                                           Controller (Principal Accounting Officer)
------------------------------------
Sylvia M. Smith

/s/ David J. Beattie                                          Director
------------------------------------
David J. Beattie

/s/ Kenneth R. Dabrowski                                      Director
------------------------------------
Kenneth R. Dabrowski

/s/ P. J. DeCocco                                             Director
------------------------------------
Philip J. DeCocco

/s/ W. Richard Marz                                           Director
------------------------------------
W. Richard Marz

/s/ Robert S. Oswald                                          Director
------------------------------------
Robert S. Oswald

/s/ Terryll R. Smith                                          Director
------------------------------------
Terryll R. Smith

                                INDEX TO EXHIBITS

Number            Description
------            -----------

5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder (including consent).

23.1              Consent of Grant Thornton, LLP.

23.2              Consent of PricewaterhouseCoopers LLP.